Exhibit 2.3

SECOND AMENDMENT TO COMBINATION AGREEMENT

THIS SECOND AMENDMENT TO COMBINATION AGREEMENT (this “Amendment”), dated as of August 28, 2019, is entered into among Archie Bennett, Jr. and Monty J. Bennett (collectively, the “Bennetts”); Remington Holdings, L.P., a Delaware limited partnership (“Remington”); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the “General Partner”); MJB Investments, LP (“MJB Investments”); Ashford Inc., a Maryland corporation (“AINC”); James L. Cowen (“Cowen”); Jeremy J. Welter (“Welter”); Ashford Nevada Holding Corp., a Nevada corporation and wholly owned Subsidiary of AINC (“New Holdco”); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco (“Merger Sub,” and together with the other signatories hereto, collectively, the “Parties”).  Capitalized terms used in this Amendment have the meanings given such terms in Article I of the Original Agreement (as hereinafter defined) or in the applicable Section cross referenced in Article I of the Original Agreement.

PRELIMINARY STATEMENTS

A.                                    The Parties previously entered into that certain Combination Agreement, dated May 31, 2019 (as amended by the First Amendment to the Combination Agreement, dated July 17, 2019, the “Original Agreement”).

B.                                    The Parties desire to amend the Original Agreement upon the terms and conditions contained in this Amendment.

THEREFORE, the Parties intending to be legally bound agree as follows:

1.                                      Amendment.

(a)                                 Article I is hereby amended to add the following definition of “Additional Termination Fee,” immediately following the definition of “Action”:

““Additional Termination Fee” has the meaning forth in Section 10.01(b).”

(b)                                 The definition of “Bonus Liabilities” in Article I is hereby amended and restated in its entirety to read as follows:

““Bonus Liabilities” means, with respect to a specified calendar year, the aggregate amount of corporate bonuses paid by Remington for such calendar year, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018

Carve-Out Financial Statements.  For the avoidance of doubt, “Bonus Liabilities” will not include any Remington CIO Expenses.”

(c)                                  The definition of “Closing Working Capital” in Article I is hereby amended and restated in its entirety to read as follows:

““Closing Working Capital” means: (a) the sum of (x) Current Assets; (y) Remington CIO Expenses incurred as of and including the Closing Date; and (z) the Estimated Pro Rated Incentive Fees; less (b) the sum of (i) Current Liabilities; (ii) the Non-Current Stock Plan Liability; (iii) the Reserve Liability; and (iv) the Estimated Pro Rated Bonus Liabilities, determined in each case (other than Remington CIO Expenses) as of the open of business on the Closing Date (without giving effect to any of the Transactions, except to the extent explicitly provided in the definition of Current Liabilities).”

(d)                                 Article I is hereby amended to add the following definition of “Remington CIO Expenses,” immediately following the definition of “Remington”:

““Remington CIO Expenses” means all direct costs, fees and expenses incurred in connection with the compensation of the Chief Investment Officer of Remington from the date of hire until the earlier of (x) the Closing Date or (y) the termination of this Agreement in accordance with Article X, including, but not limited to: (i) a cash signing bonus; (ii) a stock signing bonus; (iii) an annual base salary; (iv) a guaranteed cash bonus; (v) an AINC stock bonus; (vi) a sales incentive commission; and (vii) all actual third party placement fees, plus related placement fee expenses.”

(e)                                  Section 2.06(a)(i) is hereby amended and restated in its entirety to read as follows:

“(i)                               At least five Business Days before the Closing, the Remington Parties will prepare and deliver to AINC a statement setting forth their good-faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement will contain an estimated balance sheet of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), an estimated balance sheet of Marietta Leasehold LP on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), an estimate of the Non-Current Stock Plan Liability as of the Closing Date, a statement of the Estimated Pro Rated Incentive Fees, a statement of the Remington CIO

Expenses, a statement of the Estimated Pro Rated Bonus Liabilities, a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), reasonable supporting documentation with respect to all Remington CIO Expenses included in the calculation of the Estimated Closing Working Capital, and a certificate of the senior accounting officer of Remington that (x) the Estimated Closing Working Capital Statement (other than the Non-Current Stock Plan Liability, Estimated Pro Rated Incentive Fees, and Remington CIO Expenses) was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such Estimated Closing Working Capital Statement were being prepared and audited as of a fiscal year end, and (y) the estimate of the Non-Current Stock Plan Liability was calculated applying the same methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to calculate the Non-Current Stock Plan Liability set forth in Schedule 3.06(a) but with a determination date as of the Closing Date.”

(f)           Section 2.06(b)(i) is hereby amended and restated in its entirety to read as follows:

“(i)                               Within 90 days after the Closing Date, New Holdco will prepare and deliver to the Remington WC Parties a statement setting forth its calculation of Closing Working Capital, which statement will contain a balance sheet of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), a balance sheet of Marietta Leasehold LP on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), the Non-Current Stock Plan Liability as of the Closing Date, the Closing Working Capital Statement and a certificate of the senior accounting officer of New Holdco that (x) the Closing Working Capital Statement (other than the Non-Current Stock Plan Liability, Estimated Pro Rated Incentive Fees, and Remington CIO Expenses) was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such Closing Working Capital Statement were being prepared and audited as of a fiscal year end, and (y) the Non-Current Stock Plan Liability was calculated applying the same methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to calculate the Non-Current Stock Plan Liability set forth in Schedule 3.06(a) but with a determination date as of the Closing Date.  For the avoidance of doubt, the Estimated Pro Rated Incentive Fees, Estimated Pro Rated Bonus Liabilities, and Remington CIO Expenses for this purpose shall be the same as the Estimated Pro Rated Incentive Fees, Estimated Pro Rated Bonus Liabilities, and Remington CIO Expenses, respectively, provided pursuant to Section 2.06(a).”

(g)                                  Section 10.01(b) is hereby amended and restated in its entirety to read as follows:

“(b)                           by AINC by written notice to the Remington Parties:

(i)                         if AINC is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Remington Parties or the Remington Companies pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by within ten days of written notice of such breach to the Remington Parties;

(ii)                      if any of the conditions set forth in Section 8.01 or Section 8.02 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020 (or such later date occurring on the expiration of the seven-Business Day period described in Section 6.05(c), the “Termination Date”), unless such failure is due to the failure of AINC, New Holdco or Merger Sub to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing; provided that if such termination is not a result of the failure of any Remington Party to perform or comply with any of the conditions set forth in Section 8.01 or Section 8.02, then AINC will pay to the Remington WC Parties the Remington CIO

Expenses as an additional termination fee (the “Additional Termination Fee”) in accordance with Section 10.02(b);

(iii)                   if at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained; provided that AINC will pay to the Remington WC Parties the Additional Termination Fee in accordance with Section 10.02(b);

(iv)                  if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, the AINC Board or the Special Committee have effected an Adverse AINC Recommendation as a result of an AINC Intervening Event; provided that (A) AINC has complied with the requirements of Section 6.04 (including Section 6.04(f)) and (B) AINC will pay to the Remington WC Parties the AINC Termination Fee and the Additional Termination Fee in accordance with Section 10.02(b).

(v)                     if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, the AINC Board or the Special Committee has effected an Adverse AINC Recommendation as a result of an AINC Superior Proposal; provided that (A) AINC has complied with requirements as set forth in Section 6.04 (including Section 6.04(e)), and (B) AINC will pay to the Remington WC Parties the AINC Termination Fee and the Additional Termination Fee in accordance with Section 10.02(b); or

(vi)                  if there is an Adverse Tax Change prior to Closing; provided that AINC will pay to the Remington WC Parties the Additional Termination Fee in accordance with Section 10.02(b).”

(h)                                 Section 10.02(b) is hereby amended and restated in its entirety to read as follows:

“Notwithstanding the foregoing, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(iv) or Section 10.01(b)(v), then AINC will concurrently pay to the Remington WC Parties the AINC Termination Fee, in cash by wire transfer to an account designated by the Remington WC

Parties.  AINC will cause any such AINC Termination Fee required to be paid pursuant to this Section 10.02(b) to be paid to the Remington WC Parties at the time of such termination of this Agreement.  In addition, and without limiting the foregoing sentence, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(iii), Section 10.01(b)(iv), Section 10.01(b)(v) or Section 10.01(b)(vi), then AINC will pay to the Remington WC Parties the Additional Termination Fee, in cash, by wire transfer to an account designated by the Remington WC Parties, upon submission, within five Business Days of such termination, of reasonable supporting documentation with respect to all Remington CIO Expenses required to be paid hereunder.  Furthermore, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(ii), and such termination is not a result of the failure of any Remington Party to perform or comply with any of the conditions set forth in Section 8.01 or Section 8.02, then AINC will pay to the Remington WC Parties the Additional Termination Fee, in cash, by wire transfer to an account designated by the Remington WC Parties, upon submission by Remington to AINC, within five Business Days of such termination, of reasonable supporting documentation with respect to all Remington CIO Expenses required to be paid hereunder.”

2.                                      Miscellaneous.

(a)                                 Except as modified by this Amendment, no other changes or modifications to the Original Agreement are intended or implied.  The Original Agreement and this Amendment shall be read and construed as one agreement.

(b)                                 This Amendment shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

(c)                                  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.  When counterparts have been executed by all Parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document, and copies of such documents shall be deemed valid as originals.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed to be effective as of the date first written above.

/s/ Archie Bennett, Jr.
Archie Bennett, Jr.

/s/ Monty J. Bennett
Monty J. Bennett

REMINGTON HOLDINGS, L.P.

By: Remington Holdings GP, LLC, its general partner

By:	/s/ Archie Bennett, Jr.
Name:	Archie Bennett, Jr.
Title:	Member

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Member

REMINGTON HOLDINGS GP, LLC

By:	/s/ Archie Bennett, Jr.
Name:	Archie Bennett, Jr.
Title:	Member

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Member

ASHFORD INC.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	EVP & General Counsel

ASHFORD NEVADA HOLDING CORP.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	EVP & General Counsel

ASHFORD MERGER SUB INC.

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	EVP & General Counsel

MJB INVESTMENTS, LP

By: MJB Investments GP, LLC, its general partner

By:	/s/ Monty J. Bennett
Name:	Monty J. Bennett
Title:	Sole Member

/s/ James L. Cowen
James L. Cowen

/s/ Jeremy J. Welter
Jeremy J. Welter